Exhibit 99.1
April 21, 2008	CONTACT:
Elizabeth Wilkinson Phone: 281-408-1329

EAGLE ROCK ENERGY PARTNERS, L.P. ANNOUNCES APPOINTMENT OF DARIN G. HOLDERNESS AS SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

HOUSTON – Eagle Rock Energy Partners, L.P. (NASDAQGS: EROC) (“Eagle Rock” or “the Partnership”) today announced the appointment of Mr. Darin G. Holderness to the position of senior vice president and chief financial officer, effective May 19, 2008. Mr. Holderness will replace Mr. Alfredo Garcia, who has been serving as interim chief financial officer since December 28, 2007. Mr. Garcia will continue to serve the Partnership in the capacity of senior vice president – corporate development.

"We are extremely pleased with the addition of Darin Holderness to Eagle Rock’s management team,” said Joseph A. Mills, chairman and chief executive officer. "In addition to his broad energy industry knowledge and technical expertise, Darin’s leadership skills and financial background make him ideally suited to lead our accounting and financial groups and helping solve the challenges we face as we execute on our business plan. I am confident that Darin will be a great asset and member of the senior management team at Eagle Rock as we continue to expand our midstream, upstream and minerals businesses."  Mills further stated “I want to thank Alfredo Garcia for his dedication, hard work and leadership while interim chief financial officer.    With the addition of Darin, Alfredo now will be able to refocus his efforts on his duties as sr. vice president of corporate development.”

Mr. Holderness has been employed by Pioneer Natural Resources Company as its vice president and chief accounting officer since November 2005. Previously, he acted as vice president and chief financial officer with Basic Energy Services starting in April 2005 and as vice president and controller for Pure Resources, Inc. and its predecessors from January 1998 to April 2005. Prior to Pure Resources, he was manager of financial reporting for Aquila Gas Pipeline Corporation from January 1996 to December 1997. Mr. Holderness holds a Bachelor of Business Administration in Accounting from Boise State University and is a Certified Public Accountant.

Eagle Rock Energy Partners, L.P. is a growth-oriented master limited partnership engaged in three businesses: a) midstream, which includes (i) gathering, compressing, treating, processing, transporting and selling natural gas, and (ii) fractionating and transporting natural gas liquids; b) upstream, which includes acquiring, exploiting, developing, and producing crude oil and natural gas interests; and c) minerals, which includes acquiring and managing fee minerals and royalty interests. Its corporate office is located in Houston, Texas.
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